STOCK PURCHASE AGREEMENT

BY AND AMONG

VILHELM GUDMUNDSSON

ROBERT GUDFINNSSON

CORPOSA, S.A. DE C.V.

HOLSHYRNA ehf

BAJA AQUA-FARMS, S.A. DE C.V.

OCEANIC ENTERPRISES INC.

AND

LIONS GATE LIGHTING CORP.

EFFECTIVE AS OF

July 20, 2010

STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS

EXHIBITS

Option Agreement

DISCLOSURE SCHEDULES

Section 3.3 Ownership of Shares	9

Section 3.4 Litigation	9

Section 3.10 Organizational Matters	10

Section 3.11 Capitalization	10

Section 3.12 Subsidiaries	11

Section 3.15 Financial Statements; Absence of Undisclosed Liabilities; Indebtedness	11

Section 3.16 Tax matters	11

Section 3.17 Absence of Certain Changes	12

Section 3.18 Assets	13

Section 3.19 Bank Accounts	14

Section 3.21 Licenses and Permits	15

Section 3.22 Material Contracts	15

Section 3.23 (d) List of names, positions and current salary of directors, officers and employees of the Company	16

Section 3.24 Employee benefit plan	16

Section 3.25 Environmental Matters	16

Section 3.26 List of Proprietary Rights	17

Section 3.28 Inventories	17

Section 3.29 Insurances	17

Section 3.31 Accounts receivable	18

Section 3.32 Certain interests	18

Section 6.3 List of Consents and Approvals (buyers’ obligations)	21

Section 7.4 List of Consents and Approvals (sellers’ obligations)	22

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is effective as of July 20, 2010, by and among Corposa, S.A. de C.V., a Mexican corporation (“Corposa”), Marpesca, S.A. de C.V., a Mexican corporation (“Marpesca”), Holshyrna ehf, an Icelandic corporation (“Holshyrna,” and together with Corposa, the “Shareholders”), Vilhelm Mar Gudmundsson (“Gudmundsson”), Robert Gudfinnsson (“Gudfinnsson” and together with Gudmundsson, the “Directors”), Baja Aqua Farms, S.A. de C.V., a Mexican corporation (the “Company”), Oceanic Enterprises, Inc., a California Corporation (“Oceanic”), and Lions Gate Lighting Corp., a Nevada corporation (the “Buyer”).  The Shareholders, the Company, Oceanic and the Directors are herein sometimes collectively referred to as the “Selling Parties.”

RECITALS

A.	The total issued and outstanding capital stock of the Company consists of 191,301,125 common shares without par value, as follows:

Shareholder	Shares Series “A” Fixed Capital Stock	Shares Series “B” Variable Capital Stock	Shares Series “C” Variable Capital Stock	Total Shares
Corposa, S.A. de C.V.	-0-	594,338	133,131,887	133,726,225
Holshyrna ehf	3,199	254,966	57,312,559	57,570,724
Marpesca, S.A. de C.V.	1	1	224	226
Robert Brian Van Riter	200	16	3,734	3,950

Total	3,400	849,321	190,448,404	191,301,125

B.
The capital stock of the company has a value of $420,841,916.00 Pesos comprised as follows: (i) $170,000.00 Pesos corresponds to the fixed portion of the capital stock, and (ii) $420,671,916.00 Pesos corresponds to the variable portion of the capital stock of the Company.

C.
Corposa is the sole registered and beneficial owner of 594,338 Series “B” shares and 133,131,887 Series “C” shares without par value of the issued and outstanding variable portion of the capital stock of the Company.

D.
Holshyrna is the sole registered and beneficial owner of 3,199 Series “A” shares, 254,966 Series “B” shares and 57,312,559 Series “C” shares without par value of the issued and outstanding fixed portion of the capital stock of the Company.

E.
Marpesca is the sole registered and beneficial owner of 1 Series “A” share without par value of the issued and outstanding fixed portion of the capital stock of the Company and 225 Series “B” and Series “C” shares without par value of the outstanding variable portion of the capital stock of the Company.

F.	The shares owned by Corposa, Marpesca and Holshyrna collectively represent 99.99% of the issued and outstanding shares of common stock of the Company (the “Common Stock”).

G.	Holshyrna owns 10,000 shares of common stock, representing 100% of the issued and outstanding capital stock of Oceanic.

H.	Buyer desires to acquire initially shares of the Company and Oceanic representing 33% of the issued and outstanding capital stock of the Company and Oceanic, respectively.

I.	Buyer desires to have the option and the Company is willing to grant to the Buyer the option to purchase an additional 67% of the shares in the Company.

J.	Buyer desires to have the option and Holshyrna is willing to grant to the Buyer the option to purchase all remaining issued and outstanding shares of Oceanic.

NOW THEREFORE, in consideration of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms below shall have the following meanings.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall mean this Stock Purchase Agreement, as the same shall be amended and/or restated from time to time in accordance with its terms.

“Ancillary Purchase Agreement” means the purchase agreement entered into between Buyer and the Selling Parties relating to the purchase and sale of shares of the Company not covered by this Agreement or the Option Agreement.

“Audited Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2008 and 2009 and the related statements of income and cash flow for the years then ended, prepared in accordance with GAAP.

“Business” shall mean the catching, farming and trading of Pacific Bluefin Tuna and all activities related thereto.

“Business Day” shall mean any day other than Saturday, Sunday or any day on which the NYSE is authorized to be closed.

“Buyer Indemnified Party” shall have the meaning specified in Section 8.2(a) of this Agreement.

 “Closing” shall mean the execution and delivery of this Agreement, together with the other Transaction Documents, which shall be effective as of the Closing Date.

“Company Shares” shall mean 296,367 Series “B” common shares subscribed to by Buyer and to be issued by the Company no later than the Issuance Date, representing 33% of the then issued and outstanding capital stock of the Company, in accordance with a duly authorized increase in the capital stock of the Company.

“Contracts” means, in respect of any Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, employment agreements, confidentiality agreements, intellectual property assignment agreements, and other agreements, contracts, instruments, obligations, commitments, arrangements and understandings, whether written or oral, to which such Person is a party or by which such Person or any of its properties or assets is bound or affected, in each case as amended, supplemented, restated, waived or otherwise modified and including all exhibits, schedules or other attachments thereto.

“Copyrights” shall mean copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications.

“Disclosure Schedule” shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by Shareholder to Buyer contemporaneously with the execution and delivery of this Agreement.

“Dollar” means legal the currency of the United States of America.

“Encumbrance” shall mean any mortgage, pledge, Lien, conditional sale agreement, security title or other encumbrance.

“Environmental Laws” shall mean all Laws relating to public health and safety and pollution or protection of the environment, including Laws relating to the presence, use, manufacturing, refining, production, emissions, discharges, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, Release or threatened Release, control, or other action or failure to act involving cleanup of any Hazardous Substances into the environment.

“External Permit Holders”, means Marpesca, and Rancho Marino Guadalupe, S.A. de C.V., each a Mexican corporation holding fishing permit number 10203078384, CA-025/94 and CA/DGOPA-09/2002, respectively, and which are currently used and exploited by the Company with the consent of such corporations as set forth in Section 3.21 of the Disclosure Schedule.

“Financial Statements” shall mean collectively (i) the Audited Financial Statements, and (ii) the Interim Financial Statements.

“GAAP” shall mean generally accepted accounting principles consistently applied in the United States and Mexico.

“Governmental Authority” shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hazardous Substances” shall mean any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, defined or subject to regulation, investigation, control, or remediation under Environmental Laws.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and banker’s acceptances, whether or not matured, and any inter-company debt obligations), (b) all obligations of such Person to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, and (f) any guarantees made by such Person of any Indebtedness of any other Person described in clauses (a) through (e).

“Interim Financial Statements” means the consolidated balance sheets and Income Statements of the Company and its Subsidiaries as of March 31, 2010, prepared in accordance with GAAP, except that such financial statements shall not be accompanied by footnotes.

“Issuance Date” means the date the Company Shares are issued to the Buyer which shall be no later than August 30, 2010.

“Knowledge” shall mean the knowledge that a Person will be deemed to have of a particular fact or other matter if such Person is actually aware of such fact or other matter.  References to “the Company’s knowledge” or words to that effect shall mean the Knowledge of any representatives of the Directors or Shareholders representatives.

“Law” shall mean any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, or order.

“Leased Real Property” shall have the meaning specified in Section 3.18(c) of this Agreement.

“Lease” or “Leases” shall have the meaning specified in Section 3.18(c) of this Agreement.

“Lien” shall mean any mortgage, pledge, hypothecation, lien (statutory or otherwise including judgment and mechanics’ liens), preference, security interest, security agreement, easement, restriction or other similar encumbrance.

“Losses” shall mean damages, liabilities, deficiencies, claims, actions, demands, judgments, interest, losses, costs or expenses of whatever kind, including reasonable attorneys’ fees.

“Marks” shall mean all trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration.

“Marpesca” shall mean Marpesca, S.A. de C.V., the Company’s 49% subsidiary.

“Material Adverse Effect” shall mean for purposes of this Agreement, with respect to the Selling Parties, any breach of a representation or warranty hereunder or a covenant to be performed by the Selling Parties, the effect of which may be to (a) impede or impair the operation of the Business in the ordinary course consistent with past practices or (b) cause the Company and/or any Subsidiary to pay or become liable to pay more than $10,000.00 Dollars to remedy any single such event, violation, breach, default or termination (as the case may be) or more than $100,000.00 Dollars in the aggregate for all such events, violations, breaches, or defaults or terminations (as the case may be).

“Material Contracts” shall have the meaning specified in Section 3.22(a) of this Agreement.

“Mexico” shall mean the United Mexican States.

“Option” means the option to purchase an additional 67% of the shares in the Company and Oceanic, thereby making Buyer the sole shareholder of the Company; it being understood that a third unrelated party holds and upon completion of the transaction contemplated hereunder will continue to hold 200 Series “A” Common Stock shares, 16 Series “B” shares of Common Stock and 3,734 Series “C” shares of Common Stock of the Company, representing in the aggregate 0.016% of the issued and capital stock of the Company.

“Option Agreement” shall mean the agreement in the form of Exhibit A, granting Buyer the Option, which agreement shall include the right to have the shares to be issued thereunder to be registered under the United States Securities Act of 1933, as amended.

“Option Payment Assignment” means the assignment to Corposa by the Company of its right to receive LGLC Common Stock (as such term is defined in the Option Agreement) as consideration for the exercise of the Option.

“Patents” shall mean all patents and patent applications.

“Permitted Encumbrances” shall mean (a) Encumbrances for utilities, current Taxes or assessments or other governmental charges not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business, (c) statutory Encumbrances arising in the ordinary course of business, and (d) the ownership interests of the lessor or licensor of leased assets or licensed Intellectual Property Assets, the terms of the lease agreement or license and Encumbrances on the ownership interests of the lessor or licensor in such leased assets or licensed Intellectual Property Assets.

“Permits” shall mean concessions, licenses, permits, approvals, certificates, notices, waivers, franchises, registrations, filings, accreditations, NOM (Norma Official Mexicana) certifications, authorizations and consents required by any Governmental Authority or Law, or otherwise made available by or under any Governmental Authority of the countries in which the Company carries out all or part of its Business, or pursuant to any Law.

 “Person” shall mean a natural person, corporation, limited liability company, trust, partnership, government entity, agency, labor union, or branch or department thereof, or any other legal entity.

“Pesos” shall mean the legal currency in Mexico.

“Powers of Attorney” means the powers of attorney and other forms of authorization issued by the shareholders of the Company or the Company to authorize individuals to act on behalf of the Company.

“Purchased Shares” shall mean collectively the shares purchased by the Buyer pursuant to this Agreement and the Option Agreement.

“Released Party” means the Company, Oceanic, their Subsidiaries and each of their individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, officers, directors, controlling persons, subsidiaries, successors and assigns.

“Selling Party Indemnified Party” shall have the meaning specified in Section 8.3 of this Agreement.

“Subsidiaries” shall mean Marpesca, S.A. de C.V.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, ad valorem, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, update (actualization) penalties or additions to tax or additional amounts in respect of the foregoing, as well as any social security, housing, and retirement quotas or contributions including, without limitation, the National Workers Housing Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), the IMSS, and retirement savings fund (Sistema de Ahorro para el Retiro) contributions, compulsory profit sharing with employees (Participacion de los Trabajadores en las Utilidades), imposed by any governmental entity (national, local, municipal or otherwise) or political subdivision in Mexico and in any other country in which the Company carries out its Business or with respect to which the Company might be subject to Taxes.

“Tax Returns” shall mean returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with respect to Taxes.

“Third Party Claim” shall mean a legal proceeding, action, claim or demand instituted by any third person or Governmental Authority.

“Third Party Rights” shall have the meaning specified in Section 3.26(b)(iii) of this Agreement.

“Trade Secrets” shall mean rights under applicable U.S. state trade secret laws as are applicable to know-how and confidential information.

“Transaction Documents” means this Agreement, the Option Agreement, the Ancillary Purchase Agreements, the Option Payment Assignment and any other documents required by the parties hereto to perform their obligations hereunder.

ARTICLE II
PURCHASE AND SALE; CLOSING; PURCHASE PRICE

2.1           Recapitalization of Company; Waiver.

(a)  On the Issuance Date the Company shall issue to the Buyer the Company Shares thereby making the Buyer the owner of 33% of the issued and outstanding share capital of the Company.  Following such issuance, the total issued and outstanding capital stock of the Company will consist of 898,080 common shares without par value, as follows:

Shareholder	Shares Series “A” Fixed Capital Stock	Shares Series “B” Variable Capital Stock	Shares Series “C” Variable Capital Stock	Total Shares
Corposa, S.A. de C.V.	-0-	594,338	-0-	594,338
Holshyrna ehf	3,199	-0-	-0-	3,199
Marpesca, S.A. de C.V.	1	1	224	226
Lions Gate Lighting	-0-	296,367	-0-	296,367
Robert Brian Van Riter	200	16	3,734	3,950

Total	3,400	890,722	3,958	898,080

(b)  Each Shareholder hereby irrevocably and absolutely waives any right of first refusal or any other right it may have to subscribe to the Company Shares pursuant to the Bylaws of the Company or pursuant to any other agreement or instrument.

2.2           Purchase and Sale of Oceanic Shares.  As a material inducement to the Buyer to enter into this Agreement, at the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Holshyrna agrees to sell to Buyer 3,300 shares of Oceanic stock (the “Oceanic Shares,” together with the Company Shares, the “Purchased Shares”), and Buyer agrees to purchase and accept from Holshyrna, the Oceanic Shares.

2.3           The Closing. The Closing shall take place on the date of execution of this Agreement, or at such other date as may be agreed upon by the Parties hereto (the “Closing Date”).

2.4           Purchase Price Consideration.  The total amount of consideration to be paid by the Buyer to the Company in the aggregate for the Company Shares and to Holshyrna for the Oceanic Shares shall be an amount of Eight Million Dollars ($8,000,000), which shall be credited or payable as follows:

(a)
The Buyer and certain affiliated parties (the “Advancing Parties”) have previously advanced an aggregate of Five Million Three Hundred Thousand Dollars ($5,300,000) (the “Advanced Funds”) to the Company.  On the Closing Date, the Buyer will wire to the Company an amount of Three Hundred Seventy Thousand Dollars ($370,000) as a “Capital Contribution” and the Buyer will cause the Advancing Parties to convert the Advanced Funds into a “Capital Contribution” in payment partial payment of the Company Shares;

(b)	On the Closing Date the Buyer will pay Three Hundred Thirty Thousand ($330,000) to Holshyrna by wire transfer in payment of the Oceanic Shares; and

(c)	On July 31, 2010, the Buyer will pay Two Million Dollars ($2,000,000) by wire transfer as a “Capital Contribution” to complete the payment of the Company Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

The Selling Parties, jointly and severally, make the following representations and warranties to the Buyer all of which will be true and correct as of the Closing Date.

3.1 Power

(a) Each Selling Party possesses all requisite capacity under applicable law in order to execute, deliver and perform fully the terms of this Agreement and the other documents and instruments to be executed and delivered by or on behalf of the Selling Party pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby and to perform his or its obligations hereunder and thereunder.

(b) Neither the execution and delivery by any Selling Party of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by any Selling Party of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, and compliance by any Selling Party with any of the provisions hereof or thereof, do not and will not (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation or acceleration of or loss of any material benefit under any of the terms, conditions or provisions of any Contract to which any Selling Party is a party, or by which such Selling Party or any of its properties is bound, except, in each case, as would not have a Material Adverse Effect on the ability of such Selling Party to perform its obligations under this Agreement, or result in the creation of any Encumbrance in or upon any of the Purchased Shares.

3.2 Issuance of Company Shares. The Company Shares are duly authorized and, when issued and paid for in accordance with the provisions hereof, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company.

3.3 Ownership of Shares. Corposa, Marpesca and Holshyrna own of record that number of the shares of Common Stock set forth on Section 3.3 of the Disclosure Schedule as being owned by Corposa, Marpesca and Holshyrna. Each Selling Party has full power, right and authority to transfer to Buyer the shares subject to the Ancillary Purchase Agreement.  Except for this Agreement, there are no other options, warrants, equity securities, calls, rights, commitments or agreements of any character to which either Shareholder is a party or by which either Shareholder is bound obligating it to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or its Subsidiary. There are no irrevocable proxies, voting trusts and no agreements or understandings to which either Shareholder is a party with respect to the voting of any of the Return Shares or which restrict the transfer of any such shares or securities.

3.4 Litigation.  Except as set forth on Section 3.4 of the Disclosure Schedule, no Selling Party is involved or a party (either as plaintiff or defendant) in any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority pending nor, (a) is any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority pending or (b) to the Selling Parties’ Knowledge, has any litigation, suit, legal action, arbitration, or other legal or administrative proceeding or investigation before any Governmental Authority been threatened in writing against any Selling Party which (i) affects the Company or Oceanic, any of their Subsidiaries or their respective businesses, properties or assets, (ii) questions the validity of this Agreement or any other documents or instruments to be executed and delivered by any Selling Party pursuant hereto, or the right of any Selling Party to enter into this Agreement or any such other documents or instruments, or to consummate the transactions contemplated hereby or thereby, or (iii) if adversely determined, would be likely to have a Material Adverse Effect on the ability of any Selling Party to perform their respective obligations under this Agreement or any such other documents or instruments.  To the Selling Parties’ Knowledge, there is no fact or facts existing which would be reasonably expected to result in, nor is there any basis for, any such action, suit, arbitration, or other proceeding or investigation.  No Selling Party is a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any Governmental Authority which would be reasonably likely to prevent or materially delay any Selling Party ability to enter into this Agreement or any other documents or instruments to be executed and delivered pursuant hereto or consummate the transactions contemplated hereby or thereby.

3.5 Enforceability. This Agreement constitutes, and when executed and delivered, the other documents and instruments required to be executed and delivered by the Selling Parties pursuant hereto will constitute, the valid and binding agreements of the Selling Parties enforceable against any Selling Party in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

3.6 No Violation. The execution, delivery and performance of this Agreement by the Selling Parties and all of the documents required hereby by the Selling Parties do not violate or conflict with any contract or agreement binding on any Selling Party, or to the Selling Parties’ Knowledge, any Law.

3.7 No Acquisitions. Except for this Agreement, none of the Selling Parties are party to or bound by any Contract with respect to a purchase, sale or share exchange regarding the Purchased Shares.

3.8 Brokerage. No Selling Party has employed any other broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

3.9 Third Party Consents. No material approval, authorization, notice, consent or other action by or filing with any Person is required for any Selling Parties’ execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.10 Organizational Matters.

(a) Each of the Company and Oceanic and each of their respective Subsidiaries are companies validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of incorporation as set forth on Section 3.10 of the Disclosure Schedule. The Company and each Subsidiary are qualified to conduct business as a foreign corporation, and each is in good standing (or its equivalent), in each jurisdiction where the character of the properties owned or leased by it, or the nature of its respective business, makes such qualification necessary except where the failure to do so would not have a Material Adverse Effect.

(b) Each of the Company and Oceanic and each of their respective Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and to carry on the business conducted by it as and where such is now being conducted.

(c) True and complete copies of the Articles of Incorporation and Bylaws of the Company, Oceanic and their respective Subsidiaries have been made available to the Buyer.  The minute books of the Company contain complete and accurate records of all material corporate action taken by the Board of Directors and stockholders of the Company.

(d) The officers and directors of the Company, Oceanic and each Subsidiary are set forth in Section 3.10 of the Disclosure Schedule.

(e) Except as set forth in section 3.10 of the Disclosure Schedule there have not been any liabilities, assets or obligations incurred or acquired (as applicable) by these entities other than as reflected on the Financial Statements or a part of ordinary course of business.

3.11 Capitalization.

(a) The authorized capital stock of the Company and of Oceanic is set forth on Section 3.11 of the Disclosure Schedule.  The purchased Shares represent 33% of the issued and outstanding shares of the capital stock of the Company and of Oceanic, respectively.  Except of set forth on section 3.12 of the disclosure schedules, all of the issued and outstanding capital stock of each Subsidiary is owned by the Company.  All of the outstanding shares of the capital stock of the Company, Oceanic and each of their respective Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.  No shares of capital stock of, or other ownership interest in, the Company, Oceanic or their respective Subsidiaries are reserved for issuance and, except for this Agreement, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements or understandings relating to the capital stock of the Company, Oceanic and/or its Subsidiary pursuant to which the Company, Oceanic and/or any of their respective Subsidiaries is or may become obligated to issue or exchange any shares of its capital stock.

 (b) There are no outstanding contractual obligations of the Company or Oceanic to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of the Company or Oceanic.

(c) The stock register of each of the Company and Oceanic accurately records: (i) the name and address of each Person owning shares of stock of the Company and Oceanic and (ii) the certificate number of each certificate evidencing shares of capital stock issued by Company, the number of shares evidenced by each such certificate, the class of such shares, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(d) Upon consummation of the transactions contemplated by this Agreement and the issuance of the Company Stock in the name of Buyer, and the transfer of the Oceanic Stock to Buyer, respectively, Buyer will own the Purchased Shares free and clear of all Encumbrances.

3.12 Subsidiary. The Company’s and Oceanic’s Subsidiaries are listed in Section 3.12 of the Disclosure Schedule and includes the name of the Subsidiary and type of entity.  Except as set forth on Section 3.12 of the Disclosure Schedule, the Company owns directly or indirectly all of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries.  Neither the Company nor any Subsidiary owns, directly or indirectly, of record or beneficially, any capital stock, equity, or other ownership interest in any other Person or any right (contingent or otherwise) to acquire the same.  Neither the Company nor any Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company nor any Subsidiary a participant in any joint venture or similar arrangement.

3.13 No Violation.  Except as set forth in section 3.13 of the Disclosure Schedule, the execution and delivery of this Agreement by any of the Selling Parties and the consummation by them of the transactions contemplated hereby will not cause a material breach, violation of or default under any provision of (a) the Articles of Incorporation or Bylaws of the Company and/or any Subsidiary; (b) any Material Contract to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound; or (c) any Law.

3.14 No Conflicts; Third Party Consents. Except as set forth in section 3.14 of the Disclosure Schedule The execution and delivery by the Selling Parties of this Agreement and the documents and instruments to be executed and delivered pursuant hereto by the Selling Parties, and the consummation by the Selling Parties of the transactions contemplated hereby in accordance with the terms hereof and thereof, do not and will not (a) violate, conflict with or result in a default (with or without the giving of notice, lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of or loss of any material benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) in or upon any of the properties or assets of the Company and/or any of its Subsidiaries under (i) any Material Contract, permit, license, or authorization to which the Company and/or any Subsidiary is a party or by which the Company’s or any Subsidiary’s assets are bound, (ii) any provision of the Company’s Articles of Incorporation or Bylaws; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any applicable Law (c) require from the Company and/or its Subsidiary any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party.

3.15 Financial Statements; Absence of Undisclosed Liabilities; Indebtedness.

(a) Section 3.15 of the Disclosure Schedule contains complete and accurate copies of the Financial Statements and the Interim Financials.  All of the Financial Statements (i) have been prepared in accordance with the books and records regularly maintained by the Company and its Subsidiaries; (ii) fairly present in all material respects the assets, liabilities, financial condition and results of operation of the Company and its Subsidiaries; and (iii) were prepared in accordance with GAAP and, consistently applied throughout the periods involved and fairly present the financial position of the Company and the Subsidiaries as of the dates indicated and the results of the Company’s and its Subsidiaries’ operations and cash flows for the periods then ended.  Except for those listed on Section 3.15 of the Disclosure Schedule, the Company has no outstanding Indebtedness to the Selling Parties, and no Selling Party has any outstanding Indebtedness to the Company, Oceanic or their respective Subsidiaries.

          (b) The books of account and other financial records of the Company and its Subsidiaries: (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP consistently applied, and (ii) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies.

(c) Section 3.15 of the Disclosure Schedule sets forth a true, complete and correct list of all Indebtedness owed by the Company or the Subsidiary to any Person, which Indebtedness as of March 31, 2010 did not exceed $4,000,000 Dollars in interest bearing debt and $1,000,000 Dollars in non-interest bearing debt.

(d) Buyer has conducted a due diligence of the Company and the Shareholders and Company have provided to Buyer all information and documents to conduct such due diligence.

3.16 Tax Matters.  Except as set forth on Section 3.16 of the Disclosure Schedule:

(i) For all periods open under the applicable statute of limitations, the Company, Oceanic and each of their respective Subsidiaries have filed all Tax Returns which are required to be filed by them and all such Tax Returns have been prepared in compliance with all applicable Laws and are true, complete and accurate in all respects;

(ii) All Taxes imposed for all periods open under the applicable statute of limitations upon the Company, Oceanic and their respective Subsidiaries or upon any of their assets, income or franchises, whether or not reflected in their respective Tax Returns have been paid or withheld (or are being contested in good faith) or, if not yet due and payable, the Company, Oceanic and each of their respective Subsidiaries have made provisions for such Tax liability;

(iii) There are no outstanding Tax deficiencies, assessments, liens, or adjustments with respect to the Company, Oceanic and their respective Subsidiaries, and no consent has been given with respect to the Company, Oceanic and their respective Subsidiaries to extend the time in which any Tax may be assessed or collected by any taxing authority; and

(iv) There are no ongoing Tax audits by any taxing authority against the Company, Oceanic and their respective Subsidiaries and no written claim or inquiry has been received by the Company and/or its Subsidiaries from a taxing authority in a jurisdiction where the Company, oceanic and their respective Subsidiaries do not pay Taxes or file Tax returns to the effect that it is or may be subject to Taxes assessed by such jurisdiction.

(v)  The Company has received a favorable opinion from outside tax counsel and advisors in connection to the Tax audits and legal proceedings, which are included in Section 3.16 of the Disclosure Schedule. A copy of the original legal opinion as well as an English translation thereof are included in Section 3.16 of the Disclosure Schedule.

3.17 Absence of Certain Changes

(a)  Other than pursuant to this Agreement or as described on Section 3.17 of the Disclosure Schedule, since March 31, 2010 until the date hereof, the (a) Company and each Subsidiary has operated only in the ordinary course of business consistent with past practices and there has been no material change in the condition, assets, or business of the Company and/or any Subsidiary, and, (b) without limiting the generality of the foregoing, the Company and its Subsidiary have not:

(i) suffered any theft, damage, destruction or casualty loss to any material asset or any material portion of its assets (whether or not covered by insurance), or any substantial destruction of its books and records, which has had a Material Adverse Effect;

(ii) incurred any obligation or liability (except liabilities or obligations incurred in the ordinary course of business consistent with past practices or reflected on Schedule 3.17);

(iii) discharged or satisfied any Encumbrance, or paid any obligation or liability;

(iv) mortgaged, pledged, or subjected to Encumbrances (except for Permitted Encumbrances) any of the Company’s or any Subsidiary’s properties or assets;

(v) sold, leased, assigned, transferred, licensed or otherwise disposed of any of the Company’s or any Subsidiary’s properties or assets other than in the ordinary course of business consistent with past practices as further set forth on Schedule 3.17 of the Disclosure Schedule;

(vi) waived any right of material value;

(vii) made or granted any bonus or any wage, salary or compensation increase other than in the ordinary course of business to any employee or independent contractor, except as provided by any Contract, the terms of which have been disclosed in Section 3.17 of the Disclosure Schedule, or made any bonus, percentage of compensation or other like benefit accruing to or for the credit of any such directors, officers, employees, consultants or agents of the Company and/or any Subsidiary;

(viii) terminated or received any notice of termination of any Material Contract, or any lease, trademark, patent, patent application, copyright or trade name protection;

(ix) suffered any taking or seizure of all or any part of the Company’s or any Subsidiary’s properties or assets by condemnation or eminent domain;

(x) experienced any material change in its relations with its vendors, suppliers, lenders, dealers, distributors, customers, employees, consultants or agents;

(xi) acquired any capital stock or other securities of any Person, or otherwise made any loan or advance to or investment in any Person;

(xii) made any capital expenditures or capital additions exceeding $100,000 singly or in the aggregate;

(xiii) Except as set forth on Section 3.17 of the Disclosure Schedule, instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority affecting the Company’s or any Subsidiary’s financial condition, the Company’s or any Subsidiary’s property or the respective business operations of the Company and/or any Subsidiary (as applicable) involving a claim in excess of $100,000;

(xiv) made any purchase commitment in excess of normal, ordinary and usual requirements, or made any material change in its selling, pricing, or personnel practices other than in the ordinary course of business consistent with past practices;

(xv) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of the Company which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared;

(xvi) entered into any Contract, except in the ordinary course of business consistent with past practices;

(xvii) Except as set forth on Section 3.17 of the Disclosure Schedule, changed the authorized capital stock of the Company, redeemed any capital stock of the Company, issued, sold or otherwise disposed of any capital stock of the Company or any option to acquire capital stock of the Company, or any securities convertible into or exchangeable for capital stock of the Company, increased its Indebtedness, or made any declaration or payment of any dividend or any other distribution (whether in cash, stock or property) in respect of its capital stock;

(xvii) except in the ordinary course of business such as Value Added Tax claims and filings, made any election with respect to Tax, filed any amended Tax Return, enter into any closing agreement, settled any Tax claim or assessment relating to the Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company and/or any Subsidiary, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date; or

(xviii) entered into any Contract or made any commitment to do any of the foregoing things.

3.18 Assets.

(a) Each of the Company, Oceanic and their respective Subsidiaries have good and marketable title to all of its assets, rights and properties free and clear of all Liens except (i) those listed on Section 3.18 of the Disclosure Schedule; (ii) Liens for taxes, charges or assessments not yet due or which are being contested in good faith by appropriate proceedings; (iii) statutory and contractual Liens granted to any landlord, lessor, licensor, materialman, mechanic, carrier, or repairer and similar Liens granted in the ordinary course of business; (iv) Liens reflected in the Financial Statements; (v) zoning, entitlement, building and other land use and similar Laws and any agreements entered into with respect to the same; (vi) easements, covenants, rights of way, conditions, restrictions and other similar matters of record; and (vii) other defects in title, if any, that do not materially affect the operations of the Business.

(b) Section 3.18 of the Disclosure Schedule contains a complete and accurate list of all the Real Property.  Except as listed on Section 3.18 of the Disclosure Schedule, neither the Company nor any Subsidiary has received, in the last two years, any written notice of any (i) order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, or (ii) structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat. Neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no written notice of such condemnation, requisition or taking has been served upon the Company or any Subsidiary in the past two years and, to the Selling Parties’ Knowledge, no such condemnation, requisition or taking is threatened or contemplated. All water, sewer, gas, electric and telephone utilities are available to the Real Property in a manner that adequately serves the Business as currently conducted.

(c) Section 3.18 of the Disclosure Schedule sets forth a list of all real property leased by the Company and Oceanic (the “Leased Real Property”). All leases relating to Leased Real Property are identified on Section 3.18 of the Disclosure Schedule (each a “Lease” and collectively, the “Leases”) by the premises covered thereby, the date of lease and all amendments and supplements thereto, the name of the landlord thereunder, and the term of the lease, including the expiration date thereof.  The Leased Real Property and improvements thereon may lawfully be used in connection with the Business.  The Leased Real Property and improvements are in compliance with all applicable laws, rules, regulations and ordinances of all Governmental Authorities including, but not limited to, zoning, building, health, safety and environmental laws; and neither the Company or Oceanic nor any Subsidiary has received any notices of violations with respect thereto. With respect to each Lease listed on Section 3.18 of the Disclosure Schedule, except as provided for to the contrary on Section 3.18 of the Disclosure Schedule:

(i) the Company and Oceanic each has a valid and enforceable leasehold interest in each Leased Real Property free and clear of any Encumbrances other than Permitted Encumbrances;

(ii) each of said Leases has been duly authorized and executed by the Company or Oceanic, as the case may be, is in full force and effect and has not been modified or amended except as identified on Section 3.18 of the Disclosure Schedule;

(iii) each of said Leases affords the Company and Oceanic, as the case may be, peaceful and undisturbed possession of the Leased Real Property covered thereby; and

(iv) neither the Company or Oceanic nor any Subsidiary is in breach or default under any of said Leases, and no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) on the part of the Company or Oceanic, or, to the Company or to the Selling Parties’ Knowledge on the part of the lessor thereunder, has occurred which, with or without notice or lapse of time or the happening of any further event or condition, would constitute such a breach or default or permit termination, modification or acceleration under said Lease or render the lessee liable to incur any expenditure under such Lease.

(d) Except as set forth in Section 3.18 of the Disclosure Schedule, all of the tangible personal property owned by the Company or Oceanic is in possession of the Company or Oceanic, as the case may be, except goods in transit sold in the ordinary course of business.

3.19 Bank Accounts. Section 3.19 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company, Oceanic and each Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, and the type and authorized signatories of each such account.

3.20 [reserved]

3.21 Compliance With Laws.

(a) Laws. The Company, Oceanic and each of their respective Subsidiaries are in compliance with all applicable Laws except where non-compliance would not have a Material Adverse Effect.  Neither the Company or Oceanic nor any Subsidiary has received, in the past two years, any written notice of violation or alleged violation of, any Laws, which remains unresolved.

(b) Licenses and Permits. Section 3.21 of the Disclosure Schedule contains a complete listing of all material Permits currently held by the Company, Oceanic, and each Subsidiary, as well as the Permits held by the External Permit Holders. Such Permits constitute the Permits required for the conduct of the Business as presently conducted, except where the failure to hold a Permit would not have a Material Adverse Effect.  All such Permits, including without limitation, the fishing permits owned by the External Permit Holders, are in full force and effect and the Company, Oceanic, each Subsidiary and each External Permit Holder are in material compliance with the Permits held by it. The Company is and at all times has been, in compliance with all of the terms and requirements of each Permit identified or required to be identified on such Disclosure Schedule.  No event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed or required to be listed on such Disclosure Schedule, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit listed or required to be listed on such Disclosure Schedule.

3.22 Material Contracts

(a) Except as set forth on Section 3.22 of the Disclosure Schedule, or part of day to day Business of the Company, neither the Company or Oceanic nor any Subsidiary is a party to, nor are any of the Company’s, Oceanic’s or any Subsidiary’s assets bound by, any executory agreements, purchase orders (other than purchase commitments for raw materials and supplies in the ordinary course of business), bailment agreements, equipment leases, commitments, contracts, employment agreements, warranties, guarantees, understandings or other agreement (such agreements, together with any Leases, collectively the “Material Contracts”):

 (i) which involve or may involve a payment, or delivery of assets or services, in excess of $50,000.00 Dollars per year;

(ii) which are of a duration in excess of twelve (12) months from the date of execution thereof;

(iii) to which any direct or indirect stockholder, officer, director or employee of the Company and/or its Subsidiary or any member of such Person’s immediate family, or any business entity in which such Person is a partner, investor, officer or director is a party in any capacity;

(iv) with another Person materially limiting or restricting the ability of the Company and/or any Subsidiary to enter into or engage in any market or line of business;

(v) which relate to the incurrence, assumption, surety or guarantee of any Indebtedness;

(vi) which relates to the sale of any of the assets of the Company and/or any Subsidiary other than in the ordinary course of business consistent with past practices or for the grant to any person of any preferential rights to purchase any of its assets; or

(vii) which creates or evidence an Encumbrance upon any of the Company’s or any Subsidiary’s assets or properties.

(b) True, correct and complete copies of each of the Material Contracts (including all amendments thereto) have been delivered, or made available to Buyer.  Each of the Contracts set forth on Section 3.22 of the Disclosure Schedule is in full force and effect, is the legal, valid and binding obligation of the Company, Oceanic and/or any Subsidiary, enforceable against them in accordance with its terms, except as such enforceability may be limited by general enforceability exceptions, is between the Company and the counterparty named on Section 3.22 of the Disclosure Schedule, has not been amended or modified except as set forth on Section 3.22 of the Disclosure Schedule, and constitutes the entire agreement between the parties thereto with respect to the subject matter thereof.  Neither the Company or Oceanic nor any Subsidiary is and no other party to any of the Material Contracts is in default thereunder, nor is there any fact or circumstance with respect to any of the Material Contracts which upon notice or lapse of time could give rise to a default thereunder.

3.23 Employee Matters.

(a) Except as otherwise would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company, Oceanic and each Subsidiary are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(b) Except as set forth on Section 3.4 of the Disclosure Schedule, there is no labor dispute, strike, work stoppage, slow-down or lockout, or, to the Selling Parties’ Knowledge, any threat thereof, by or with respect to any employee of the Company, Oceanic or any Subsidiary.

 (d) Section 3.23 of the Disclosure Schedule is a true and complete list of the names, positions and current salary rates of all present directors, officers and employees of the Company, Oceanic and each Subsidiary.  To the Selling Parties’ Knowledge, no officer or “Key Employee” (which means, as used herein, any employee whose current annual compensation is $40,000.00 Dollars (or equivalent thereof) or more), of the Company and/or any Subsidiary intends to terminate his or her employment with the Company and/or any Subsidiary, nor does the Company and/or any Subsidiary have any present intention to terminate the employment of any officer or such Key Employee.

3.24 Employee Benefit Plans.

(a) Except as set forth in Section 3.24 of the Disclosure Schedule, neither the Company nor Oceanic sponsors, maintains or contributes to or have any obligation to sponsor, maintain or contribute to, or have any direct or indirect liability, whether contingent or otherwise, with respect to any employee benefit plan (collectively, the “Employee Benefit Plan”).

(b) The Company and Oceanic have made available to Buyer with respect to each Employee Benefit Plan, a true, correct and complete copy (or, to the extent no such copy exists or the Employee Benefit Plan is not in writing, an accurate written description) thereof.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company.

3.25 Environmental Matters. Except as set forth in Section 3.25 of the Disclosure Schedule:

(a) The Company, Oceanic and each Subsidiary have materially complied and are each in material compliance with all applicable Environmental Laws except for any such noncompliance that would not result in a Material Adverse Effect if remediated.

(b) Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Company, Oceanic nor any Subsidiary has received any written claim, complaint, citation, report or other written notice regarding any actual or alleged liabilities or potential liabilities (including any investigatory, remedial or corrective liabilities) or violations, relating to them or its facilities from any governmental entity or other Person arising under applicable Environmental Laws that are, as of the Closing Date, unresolved.

(c) The Company, Oceanic and each Subsidiary have obtained, complied with, and is in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of its facilities and the operation of the Business except where the failure to comply would not result in a Material Adverse Effect. A list of all such Permits is set forth in Section 3.25 of the Disclosure Schedule.  Such Permits are in full force and effect.

(d) Except as set forth in Section 3.25 of the Disclosure Schedule, neither the Company, Oceanic nor any Subsidiary treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any facility or property (and no such property or facility is contaminated by any such substance), in a manner that has given or could reasonably be expected to give rise to any damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to Environmental Laws.

(f) To the extent they exist in the Company’s files, true and complete copies of all reports, studies, assessments, audits, and similar documents in the possession or control of the Company or Shareholder that address any issues of actual or potential noncompliance in any material respect with, or actual or potential material liability under, any Environmental Laws that may affect the Company have been provided to Buyer.

(g) Neither the Company, Oceanic nor any Subsidiary has expressly assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to environmental matters.

3.26 Proprietary Rights.

(a) Section 3.26 of the Disclosure Schedule contains a complete and accurate list of all (i) Patents, Marks and Copyrights used or held for use by the Company, Oceanic and each of its Subsidiaries for use in connection with the Business and (ii) licenses, sublicenses or other agreements under which the Company and/or any Subsidiary is granted rights by others in any Intellectual Property Assets and licenses, sublicenses or other agreements under which the Company and/or any Subsidiary has granted rights to others in any Company Intellectual Property Assets.

(b) Except as set forth in Section 3.26 of the Disclosure Schedule:

(i) the Company, Oceanic and/or each Subsidiary, as applicable, owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Company Intellectual Property Assets necessary for the operation of the Business, free and clear of all Encumbrances granted by the Company or such Subsidiary of the Company;

(ii) all Patents, Marks and Copyrights owned by the Company, Oceanic and/or its Subsidiary which are issued by, or registered or the subject of an application filed with the relevant Government Authority anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company, Oceanic and/or any Subsidiary has permitted to expire or allow to be cancelled or abandoned in its reasonable business judgment;

(iii) there are no pending, or, to the Selling Parties’ Knowledge, threatened claims against the Company, Oceanic and/or any Subsidiary alleging that the Company, Oceanic, any Subsidiary or the operation of the Business has infringed upon, misappropriated, or otherwise violated the Intellectual Property Assets of any other Person (“Third Party Rights ”);

(iv) the Company, Oceanic or any Subsidiary have not and the operation of the Business does not infringe any Third Party Right; and

(v) there is no infringement by a third party of any of the Company’s Intellectual Property Assets.

3.27 Brokerage. Neither the Company, nor Oceanic nor any Subsidiary nor any officers, directors or employees of the Company, Oceanic and/or any Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

3.28 Inventories. The inventories of the Company and its Subsidiary consists of Bluefin tuna, sardines for fish feed and other materials.  According to the Company’s books at March 31, 2010, the Company’s inventory of Bluefin tuna consisted of 964 metric tons.  The valuation at which the inventories of the Company are carried reflects the normal inventory valuation policy of the Company (applied in accordance with GAAP) which states inventory at the lower of cost or net realizable value. Buyer has hired independent divers to determine the estimated inventory of fish.  Section 3.28 of the Disclosure Schedule includes a copy of the statement signed by the Company and Buyer concluding that the inventory is within acceptable discrepancy limits.

3.29 Insurance. Section 3.29 of the Disclosure Schedule sets forth a list of the material insurance policies held by, or for the benefit of, the Company, Oceanic and/or its Subsidiaries as of the date of this Agreement, identifying the type of coverage, the coverage limit, the term thereof, and the annual premiums payable thereon.  Buyer has been furnished with copies of such policies and Buyer may determine if such policies are adequate to insure the risks covered thereby.  Except as set forth in Section 3.29 of the Disclosure Schedule, neither the Company nor any Subsidiary is in default in any material respect under any such policy.

3.30 Machinery and Equipment. Selling Parties warranty that all assets are in working condition, except for normal wear and tear from ordinary course of business. Set forth in section 3.30 of the Disclosure Schedule is a list of all major assets.

3.31 Accounts Receivable. Except as listed on Section 3.31 of the Disclosure Schedule, the accounts receivable of the Company, Oceanic and its Subsidiaries result from and will result from bona fide sales made by the Company and/or its Subsidiaries in the ordinary course of business consistent with past practices and have been collected in the ordinary course after provision for doubtful accounts and other reserves required by GAAP.  The amounts due, or to become due, in respect of such accounts receivable are not in dispute and there are no, and will not be, any setoffs or counterclaims asserted against any of the accounts receivable of the Company and/or its Subsidiaries.  The accounts receivable of the Company and its Subsidiaries are or will be good and will be collectible, without resort to litigation or extraordinary collection activity, within 120 days after the Closing.

3.32 Certain Interests.

(a) None of the Directors or the spouse of a Principal or any relative of a Principal who resides with, or is a dependent of, such Principal:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company and/or any Subsidiary or the Business;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company and/or any Subsidiary uses or has used in the conduct of the Business or otherwise; or

(iii) has outstanding any Indebtedness to the Company or any Subsidiary.

(b) Except as set forth in Section 3.15 of the Disclosure Schedule, none of Selling Parties has any liability of any nature whatsoever to any officer, director or shareholder of the Company and/or any Subsidiary or to any relative or spouse who resides with, or is a dependent of, any such officer, director or shareholder.

3.33 Business Conduct. The Company has not, directly or indirectly, paid or delivered any fees, commissions or other sums of money or items of property however characterized to any finders, agents, customers, government officials or other parties in any country, which in any manner are related to the Business, or engaged in any practice or activity for business purposes or otherwise, which has been illegal under any Laws of any country or territory having jurisdiction over the Company.

3.34 Internal Controls. The Company and each Subsidiary each maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Mexican GAAP and US GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.35 Dividends and capital reimbursement. All dividends declared by the shareholders of the Company since its incorporation, whether paid or not, derived from freely distributable profits and were declared in compliance with the Law, the Bylaws of the Company, and the Mexican-GAAP, after duly offsetting all losses suffered in past taxable periods and after duly separating, and reflecting on the books of the Company.  All capital reimbursements resolved by the shareholders of the Company since its incorporation, whether paid or not, have been resolved by validly held shareholders’ meetings in compliance with all the legal requirements, the Bylaws of the Company, and the Mexican-GAAP.  There is no capital reimbursement obligation or declaration of dividend to any Person that remains unpaid.

3.36 Board Meeting. The Board of the Company have conducted extensive interviews with members of the Company’s management team to inquire about any material changes in the affairs of the Company since March 31, 2010.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Shareholder as follows:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Buyer has all requisite corporate and other power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

4.2 No Violation. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not cause a breach or violation of or default or result, with or without the giving of notice or the lapse of time or both, in a default or violation of, any provision of (a) the Certificate of Incorporation or Bylaws of Buyer; (b) any material mortgage, lien, lease, agreement, license, instrument, judgment or decree to which Buyer or any of its properties or assets (real, personal or mixed, tangible or intangible) are bound; or (c) any Law.

4.3 Authority; Validity. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions or proceedings of Buyer.  No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

4.4 Brokerage. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

4.5 Third Party Consents. No approval, authorization, notice, consent or other action by or filing with any Person is required for Buyer’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE V
COVENANTS

From and after the date of this Agreement, the Parties shall comply with the following covenants:

5.1 Board Matters.  Commencing on the date hereof until the Option Closing Date (or, if the Option is not exercised, until such time as the Buyer no longer owns 33% of the stock in the Company), (a) the Board of Directors of the Company shall consist of three members, one of which shall be elected by the Buyer no later than the Issuance Date, and (b) without the unanimous consent of the new Board of Directors, the Company shall not:

(i) transfer more than 10% of its total fixed assets;

(ii) enter into any loan, credit or similar agreements, or issue any guarantees outside of the ordinary course of business;

(iii) engage in any acquisitions or enter into any joint venture agreements;

(iv) make investments in any Person outside the ordinary course of business;

(v) take action that may make it difficult in any way for any of the parties hereto to perform their respective obligations under any of the Transaction Documents;

(vi) take any action that will cause the dissolution or liquidation of the Company or will cause it to cease operations;

(vii) merge with any Person; and

(viii) pay any dividend, issue any stock, or repay any loans to any Person, except as specifically permitted herein and listed on Section 5.1 of the Disclosure Schedule or in Section 3.17 of the Disclosure Schedule.

5.2 Sale of Inventory.  The parties hereto agree to cooperate with each other to sell the Company’s inventory of Bluefin Tuna, whether currently existing or hereafter acquired during the coming fishing season.  At the option of the Buyer, up to Ten Million Dollars ($10,000,000) of the proceeds of such sale will (i) be paid in cash to the Shareholders future capital reimbursements, or (ii) be guaranteed for payment to them on or before September 30, 2010; provided, however, that the Buyer exercises the option granted under the Option Agreement; and provided, further, that if the option is not exercised, Corposa and Holshyrna, in their capacity as Shareholders of the Company, shall take all requisite action to cancel the Resolution and extinguish any binding and legal effect that it may have.

5.3 Financing.  Corposa will secure funding of up to $8,000,000 (Eight Million Dollars) from financial institutions or other financing parties in order to obtain loans or lines of credit to finance the Company’s operations during the coming fishing season, including, if required, the issuance of guarantees and if such loans are not obtained by the Company, Corposa will provide the financing to the Company up to $8,000,000 (Eight Million Dollars).  Buyer agrees to have Corposa released from any related guarantees or cause the Company to pay to Corposa such funding, as the case may be, not later than December 15, 2010. The Company shall guarantee Corposa with a certificate of fish inventory from seasons 2008 and 2009, or other type of guarantees in terms acceptable to Corposa and Buyer.

5.4 Powers of Attorney.  The Shareholders will vote to issue Powers of Attorney authorizing the individuals designated by Buyer and the Shareholders to act on behalf of the Company, effectively immediately following the Closing and no later than August 30th, 2010.

5.5 Authorization and Issuance of Company Shares.  The Company and each of the Shareholders covenant to take all requisite action to authorize an increase in the capital of the Company, including without limitation calling a meeting of the Company’s shareholders, and to ensure that the Company issue the Company Shares to the Buyer no later than the Issuance Date. Buyer shall appoint and authorize a special attorney in fact to appear to the shareholders meeting of the Company issuing the Company Shares.

5.6 Release. Effective as of the Closing, each Selling Party releases and forever discharges each Released Party from any and all claims that such Selling Party now has, have ever had or may hereafter have against the respective Released Party arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date.  The foregoing release includes any rights to indemnification or reimbursement from the Company, Oceanic and their Subsidiaries, whether pursuant to its organizational documents, Law, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date.

5.7 Ancillary Purchase Agreement.  Simultaneously with the exercise by Buyer of the Option Agreement, Buyer, Marpesca, Corposa, and Holshyrna shall execute the Ancillary Purchase Agreement.

5.8 Future shareholders meetings. The Company shall inform Buyer of any shareholder meeting of the Company to be held between the Closing Date and the Issuance Date and Buyer shall appoint and authorize a special attorney in fact to appear to any of such shareholders meetings of the Company, including any shareholder meeting of the Company authorizing a capital reimbursement.

ARTICLE VI
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

6.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Selling Parties in this Agreement shall be true and correct in all respects at and as of the time of the Closing.

6.2 Compliance With Agreement. The Selling Parties shall have in all respects performed and complied with all of the agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

6.3 Consents and Approvals. All approvals, consents and waivers that are listed in Section 6.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

6.4 Documents to be Delivered by Shareholder.

(a)           At the Closing, each Shareholder shall have delivered or cause to be delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:

(i)  Option Agreement. Option Agreement signed by the Company and each Shareholder.

(ii)  Option Payment Assignment. Option Payment Assignment signed by Corposa.

(iii)  Oceanic Shares.  Certificates representing the Oceanic Shares.

(iv)  Good Standing Certificates. A good standing certificate (or its equivalent) for each of the Company, Oceanic and each of their respective Subsidiaries from the secretary of state or similar governmental authority of the jurisdiction under the Laws in which it is organized and each jurisdiction where either the Company and/or its Subsidiary is qualified to do business.

(v) Other Documents. Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(vi) Performance and Obligations of the Company. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing including, but not limited to, the Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the representations and warranties made herein and (iii) the copies of the Articles of Incorporation and Bylaws of the Company and its Subsidiary, each as in effect from the date of this Agreement until the Closing.

(b)           No later than the Issuance Date, the Shareholders shall deliver or cause the delivery to the Buyer of certificates representing the Company Shares.

6.5 Legal Restraints; Proceedings. No law, injunction, judgment or ruling, enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated hereby or the documents or instruments delivered pursuant hereto or making such transactions illegal.

ARTICLE VII
CONDITIONS PRECEDENT TO SELLING PARTIES’ OBLIGATIONS

Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

7.1 Representations and Warranties True on the Closing Date.  Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in at and as of the time of the Closing.

7.2 Compliance With Agreement Buyer shall have performed and complied in all respects with its obligations under Section 2.3 hereof and shall have performed and completed with its other agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

7.3 Absence of Litigation No action, suit or proceeding shall have been instituted by any Person which seeks to prohibit, restrict or delay consummation of the transaction contemplated herein or any of the conditions to the transactions contemplated herein, or seeks damages as a result of the consummation of the transactions contemplated herein or speaks to the conduct of the business of the Company after the Closing Date.

7.4 Consents and Approvals. All approvals, consents and waivers that are listed in Section 7.4 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Shareholder at or prior to the Closing.

7.5 Documents to be Delivered by Buyer.  Buyer shall deliver to Shareholder the following documents, in each case duly executed or otherwise in proper form:

          (a) Good Standing Certificate. A good standing certificate (or its equivalent) for Buyer from the secretary of state or similar governmental authority of the jurisdiction under the Laws in which it is organized.

          (b) Other Documents. Such other documents or instruments as Shareholder reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

8.1 Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Selling Parties and the Buyer hereto contained herein shall survive the Closing and shall remain in full force and effect). Neither the period of survival nor the liability of the Selling Parties with respect to the Selling Parties’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.

8.2 Indemnification by Selling Parties.

(a) Subject to the other terms and conditions of this Agreement, Selling Parties, jointly and severally, agree to indemnify Buyer and its Affiliates (including following the Closing, the Company and its Subsidiary) and their respective officers, directors, stockholders and each of their respective Affiliates (each a “Buyer Indemnified Party”) against and hold them harmless to the extent of any Losses arising out of or resulting from (i) intentional misrepresentation, illegal conduct or fraud of any of the Selling Parties; and (ii) any breach of any covenant or agreement of the Selling Parties contained herein.  Notwithstanding anything herein to the contrary, no obligation to indemnify shall exist for Losses arising from a breach of any representation or warranty set forth in Sections 3.16 and 3.28 hereof (except for fraud or intentional misrepresentations).

(b) The amount of any Loss subject to indemnification under this Section 8.2 shall be calculated net of (i) any insurance proceeds actually received by Buyer Indemnified Party on account of such Loss, and (ii) any indemnification payments made by any third party.

(c) A Buyer Indemnified Party shall give any Selling Party written notice of any claim, assertion, event or proceeding as to which such Buyer Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises and shall include copies of all correspondence received from any third party in connection with any such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Parties from any of their obligations under this Article VIII except to the extent that the Indemnifying Parties are materially prejudiced by such failure and shall not relieve any Indemnifying Party from any other obligation or Liability that it may have to any Buyer Indemnified Party otherwise than under this Article VIII.

(d) With respect to any Third Party Claim for which indemnification is sought under Section 8.2, Selling Parties shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at Selling Parties’ expense, provided that such Selling Parties acknowledge on behalf of the Indemnifying Parties in writing their obligation to indemnify Buyer Indemnified Party hereunder against any Losses that may result from such Third Party Claim. If Selling Parties elect to assume the defense of any such claim or proceeding, Selling Parties shall consult with Buyer Indemnified Party for the purpose of allowing Buyer Indemnified Party to participate in such defense.  In the event Selling Parties assume the defense of a Third Party Claim, Selling Parties shall not have the right to settle such claim without the consent of any Buyer Indemnified Party, unless such settlement (i) includes injunctive or other equitable relief imposed against any Buyer Indemnified Party, or (ii) contains an admission of wrongdoing or liability on behalf of any Buyer Indemnified Party or its Affiliates.  Each Buyer Indemnified Party shall, and shall cause the Company and its Subsidiary to, reasonably cooperate with Selling Parties and to provide Selling Parties and their counsel with reasonable access to all records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with Selling Parties in the defense or settlement thereof.  If Selling Parties elect to direct the defense of any such claim or proceeding, Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Selling Parties consent in writing to such payment, which consent shall not be unreasonably withheld or delayed.  If Selling Parties fail to defend or if, after commencing or undertaking any such defense, Selling Parties fail to prosecute or withdraw from such defense, Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof. If Buyer Indemnified Party assumes the defense of any such claim or proceeding and proposes to settle such claim or proceeding, then Buyer Indemnified Party shall give Shareholder prompt written notice thereof, and Selling Parties shall have the right to participate in the settlement of such claim or proceeding and to consent thereto or assume or reassume the defense of such claim or proceeding. In all circumstances, Buyer Indemnified Parties shall reasonably cooperate and in good faith with Shareholder with respect to any claims subject to this Article VIII.

(f) With respect to any non-Third Party Claim for indemnification hereunder, if the parties hereto are unable to negotiate a settlement of such claim, then such claim shall be resolved in accordance with Article VIII.

8.3 Indemnification by Buyer.

(a) Subject to the other terms and conditions of this Agreement, Selling Parties and their respective officers, directors, stockholders and each of their respective affiliates (each a “Selling Party Indemnified Party”) shall be held harmless and indemnified by Buyer to the extent of any Losses resulting from (i) the breach of any representation or warranty of Buyer contained herein; or (ii) any breach of any covenant or agreement of Buyer contained herein.

(b) The amount of any Loss subject to indemnification under this Section 8.3 shall be calculated net of (i) any insurance proceeds actually received by the Shareholder Indemnified Party on account of such Loss and (ii) any indemnification payments made by any third party.

(c) A Selling Party Indemnified Party shall give Buyer written notice of any claim, assertion, event or proceeding as to which such Selling Party Indemnified Party has determined has given or would give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises and shall include copies of all correspondence received from any third party in connection with any such claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Parties from any of their obligations under this Article VIII except to the extent that the Indemnifying Parties are materially prejudiced by such failure and shall not relieve any Indemnifying Party from any other obligation or Liability that it may have to any Selling Party Indemnified Party otherwise than under this Article VIII.

(e) With respect to any Third Party Claim for which indemnification is sought under Section 8.3, Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense, provided, that Buyer acknowledges on behalf of the Indemnifying Parties in writing its obligation to indemnify the Selling Party Indemnified Party hereunder against any Losses that may result from such Third Party Claim. If Buyer elects to assume the defense of any such claim or proceeding, Buyer shall consult with the Selling Party Indemnified Party for the purpose of allowing the Selling Party Indemnified Party to participate in such defense, but in such case the expenses of the Selling Party Indemnified Party shall be paid for by the Selling Party Indemnified Party and shall not be recoverable as part of any indemnification claim. A Selling Party Indemnified Party shall provide Buyer and its counsel with reasonable access to all records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise reasonably cooperate with Buyer in the defense or settlement thereof. If Buyer elects to direct the defense of any such claim or proceeding, the Selling Party Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Buyer consents in writing to such payment, which consent shall not be unreasonably withheld or delayed. If Buyer fails to defend or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, the Selling Party Indemnified Party shall have the right to undertake the defense or settlement thereof.  If the Selling Party Indemnified Party assumes the defense of any such claim or proceeding and proposes to settle such claim or proceeding, then the Selling Party Indemnified Party shall give Buyer prompt written notice thereof, and Buyer shall have the right to participate in the settlement of such claim or proceeding and consent thereto or assume or reassume the defense of such claim or proceeding.

ARTICLE IX
MISCELLANEOUS

9.1 Further Assurance From time to time, at a Party’s request and without further consideration, the other Parties will execute and deliver to the requesting Party such documents and take such other action as the requesting Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

9.2 Law Governing Agreement.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement in connection with the Transactions Documents involving the Company and its Subsidiaries shall be governed by and construed and enforced in accordance with the internal laws of Mexico, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Guadalajara, Jalisco, Mexico and all parties hereto expressly waive any other forum or jurisdiction that may apply or correspond to them by virtue of law, their current or future domiciles or due to any other cause.  Each party hereby irrevocably and waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(b) All questions concerning the construction, validity, enforcement and interpretation of this Agreement in connection with the Transactions Documents involving Oceanic and its Subsidiaries shall be governed by and construed and enforced in accordance with the internal laws of California, United States of America, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in San Diego, California and all parties hereto expressly waive any other forum or jurisdiction that may apply or correspond to them by virtue of law, their current or future domiciles or due to any other cause.  Each party hereby irrevocably and waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.3 Assignment; Amendment and Modification.

(a) Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by merger or operation of law) by any of the parties hereto without the prior written consent of the other parties; provided, however , that Buyer may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Buyer without the consent of any other party hereto.

(b) This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and the Selling Parties, or in the case of a waiver, the party waiving compliance.

9.4 Notice All notices and other communications under this Agreement or any other document executed hereunder must be in writing and shall be (i) transmitted by hand delivery or nationally recognized overnight courier, (ii) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (iii) sent by facsimile, return receipt requested, addressed as follows:

(a) If to Buyer, to:

Lions Gate Lighting Corp.
405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174
Attention:	Oli Valur Steindorsson
Telephone:	(212) 907-6492
Facsimile:	(917) 368-8005

(with a copy to)

Louis A. Brilleman, Esq.
110 Wall Street, 11th Floor
New York, NY 10005
Facsimile:            212-943-2300

(b) If to Shareholder:

Corposa, S.A. de C.V.
Marpesca, S.A. de C.V.
Holshyrna, ehf
1230 Columbia St, Suite 1100
San Diego, California, 92101
Attention: Vilhelm M. Gudmundsson
Telephone: 619-544-9177
Facsimile: 619-544-9178

(c) If to Company, to:

Baja Aqua-Farms, S.A. de C.V.
1230 Columbia St, Suite 1100
San Diego, California, 92101
Attention: Vilhelm M. Gudmundsson
Telephone: 619-544-9177
Facsimile: 619-544-9178

(with a copy to)

RSM Bogarin, Erhard, Padilla, Álvarez, Martínez, S.C.
Av. Madero 1212 Altos
Col. Nueva
Mexicali, Baja California, México
Attention: Luis Manuel López Urquijo
Telephone: 686-554-0271
Facsimile: 686-554-0271

(d) All such notices and other communications shall be deemed to have been received:

(i) if transmitted by hand delivery, on the day of delivery;

(ii) if mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, on the third Business Day after mailing;

(iii) if sent prepaid by a nationally recognized overnight delivery service, on the first Business Day after mailing; and

(iv) if sent by facsimile and the transmitting Party receives a transmission receipt dated the day of transmission in the recipient’s jurisdiction, on the day of transmission.

9.5 Expenses. Except as otherwise expressly provided herein, Buyer and the Selling Parties will each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

9.6 Entire Agreement; Binding Effect. This Agreement, together with all other Transaction Documents and the Confidentiality Agreement, embodies the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the Parties other than those set forth or provided for herein or executed contemporaneously or in connection herewith. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

9.7 No Third Party Beneficiary. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

9.8 Counterparts and Fax and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument. The parties agree that a fax signature or an electronically transmitted signature of a party hereto shall be deemed to be as legally effective and binding as a signed original; provided, however, any party providing a fax signature hereof shall be required to promptly forward a signed original to any requesting party.

9.9 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

9.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

9.11 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.12 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the Parties unless and until this Agreement is executed and delivered by the parties hereto.

9.13 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

9.14 Specific Performance. The Parties agree that the Company and its Subsidiary as a going concern constitute unique property and that there would be no adequate remedy at law for the damage which any Party might sustain for the failure of the other to consummate the transaction contemplated by this Agreement. Accordingly, each Party will be entitled, at its option, to the remedy of specific performance to enforce the consummation of the transactions described in this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BAJA AQUA-FARMS, S.A. DE C.V.

By:

OCEANIC ENTERPRISES INC.

By:

CORPOSA S.A. DE C.V.

By:

HOLSHYRNA ehf

By:

VILHELM MAR GUDMUNDSSON

ROBERT GUDFINNSSON

LIONS GATE LIGHTING CORP.

By: